Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for July 30, 2010. Net assets of the Fund were unaffected by the reclassifications.

Increase to                                Reduction to
             Accumulated                                  Accumulated Net
Reduction to                        Net Investment                             Realized Loss
             Paid-in Capital                                                  Income                                 on Investments4
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                                    $1,004,615                                                $996,356                                                    $8,259